                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*

                                 IDT Corporation
      -------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
      -------------------------------------------------------------------
                         (Title of Class of Securities)

                                   448947-10-1
      -------------------------------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              SCHEDULE 13G

----------------------------                -------------------------
CUSIP No. 448947-10-1                               Page 2 of 9 Pages

---------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Mr. Howard S. Jonas
      ###-##-####
---------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                         (b) / /


---------------------------------------------------------------------
  3   SEC USE ONLY


---------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.


---------------------------------------------------------------------
            5   SOLE VOTING POWER
NUMBER OF
                   10,230,909
  SHARES

            ---------------------------------------------------------
            6   SHARED VOTING POWER
BENEFICIALLY

 OWNED BY
            ---------------------------------------------------------
            7   SOLE DISPOSITIVE POWER
   EACH
                   10,230,909
REPORTING
            ---------------------------------------------------------
            8   SHARED DISPOSITIVE POWER
  PERSON

   WITH

---------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,230,909
---------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                / /

---------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         44.2%
---------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

         IN

---------------------------------------------------------------------

                            SCHEDULE 13G

----------------------------             ----------------------------
CUSIP No. 448947-10-1                               Page 3 of 9 Pages

---------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Jonas Family Limited Partnership
      06-048-6407
---------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                         (b) / /

---------------------------------------------------------------------
  3   SEC USE ONLY

---------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      New Jersey
---------------------------------------------------------------------
            5   SOLE VOTING POWER
NUMBER OF
                   14,242
  SHARES
            ---------------------------------------------------------
            6   SHARED VOTING POWER
BENEFICIALLY

 OWNED BY
            ---------------------------------------------------------
            7   SOLE DISPOSITIVE POWER
   EACH
                   14,242
REPORTING
            ---------------------------------------------------------
            8   SHARED DISPOSITIVE POWER
  PERSON

   WITH
---------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,242
---------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                / /

---------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Less than 1.0%
---------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

         PN
---------------------------------------------------------------------

                             SCHEDULE 13G

----------------------------             ----------------------------
CUSIP No. 448947-10-1                               Page 4 of 9 Pages

---------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Howard S. Jonas 1996 Annuity Trust
      13-711-9646
---------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                         (b) / /

---------------------------------------------------------------------
  3   SEC USE ONLY

---------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      New York

---------------------------------------------------------------------
            5   SOLE VOTING POWER
NUMBER OF
                   4,027,937
  SHARES
            ---------------------------------------------------------
            6   SHARED VOTING POWER
BENEFICIALLY

 OWNED BY
            ---------------------------------------------------------
            7   SOLE DISPOSITIVE POWER
   EACH
                   4,027,937
REPORTING
            ---------------------------------------------------------
            8   SHARED DISPOSITIVE POWER
  PERSON

   WITH
---------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,027,937
---------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                / /

---------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         17.4%
---------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

         OO
---------------------------------------------------------------------

                            SCHEDULE 13G

----------------------------             ----------------------------
CUSIP No. 448947-10-1                               Page 5 of 9 Pages

---------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Howard S. Jonas 1998 Annuity Trust
      13-713-7628

---------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                         (b) / /

---------------------------------------------------------------------
  3   SEC USE ONLY


---------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
---------------------------------------------------------------------
            5   SOLE VOTING POWER
NUMBER OF
                   1,559,228
  SHARES
            ---------------------------------------------------------
            6   SHARED VOTING POWER
BENEFICIALLY

 OWNED BY
            ---------------------------------------------------------
            7   SOLE DISPOSITIVE POWER
   EACH
                   1,559,228
REPORTING
            ---------------------------------------------------------
            8   SHARED DISPOSITIVE POWER
  PERSON

   WITH
---------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,559,228

---------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                / /

---------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.7%
---------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

         OO
---------------------------------------------------------------------

SCHEDULE 13G

      ITEM 1.

         (A)  NAME OF ISSUER:

              IDT Corporation (Nasdaq NMS:  IDTC)

         (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              IDT Corporation
              190 Main Street

              Hackensack, New Jersey 07601

      ITEM 2.

         (A)  NAMES OF PERSONS FILING:

              Mr. Howard S. Jonas
              The Jonas Family Limited Partnership
              Howard S. Jonas 1996 Annuity Trust
              Howard S. Jonas 1998 Annuity Trust

         (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICER OR, IF NONE,
              RESIDENCE:

              c/o IDT Corporation
              190 Main Street
              Hackensack, New Jersey 07601

         (C)  CITIZENSHIP:

              U.S.

         (D)  TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $0.01 per share.

         (E)  CUSIP NUMBER:

              448947-10-1

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.

      ITEM 4.   OWNERSHIP.

         (A)  AMOUNT BENEFICIALLY OWNED:

              10,230,909 shares, as of 12/31/97, including (i) 4,629,502 shares held by Mr. Jonas directly, (ii) 14,242 shares owned by the Jonas Family Limited Partnership (iii) 4,027,937 shares held by the Howard S. Jonas 1996 Annuity Trust and (iv) 1,559,228 shares held by the Howard S. Jonas 1998 Annuity Trust. Such shares are the issuer's Class A Common Stock, par value $0.01 per share, convertible into shares of the issuer's Common Stock, par value $0.01 per share, on a one-to-one basis. Mr. Jonas may be deemed the owner of all such shares.

         (B)  PERCENT OF CLASS:

              44.2%

         (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                   10,230,909

              (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

              (III)SOLE POWER TO DISPOSE OR TO DIRECT THE
                   DISPOSITION OF:

                   10,230,909

              (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE
                   DISPOSITION OF:

      ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable.

      ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
      ANOTHER PERSON.

         Not Applicable.

      ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE
      SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
      THE PARENT HOLDING COMPANY.

         Not Applicable.

      ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
      THE GROUP.

         Not Applicable.

      ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP.

         Not Applicable.

      ITEM 10.CERTIFICATION.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               Date:  February 13, 1998

                               /s/ Howard S. Jonas
                               ------------------------------------

                               Name:  HOWARD S. JONAS



                               THE JONAS FAMILY LIMITED PARTNERSHIP

                               /s/ Howard S. Jonas
                               ------------------------------------

                               Name:  HOWARD S. JONAS

                               Title: General Partner




                               HOWARD S. JONAS 1996 ANNUITY TRUST

                               /s/ Howard S. Jonas
                               ------------------------------------


                               Name:  HOWARD S. JONAS

                               Title: Trustee



                               HOWARD S. JONAS 1998 ANNUITY TRUST

                               /s/ Howard S. Jonas
                               ------------------------------------

                               Name:  HOWARD S. JONAS

                               Title: Trustee